Exhibit 21.01

List of Subsidiaries of the Registrant

1. FBR TRS Holdings, Inc.—Virginia

2. FBR Capital Markets Corporation—Virginia

3. FBR Asset Management Holdings, Inc.—Virginia

4. FBR Capital Markets Holdings, Inc.—Delaware

5. Friedman, Billings, Ramsey & Co., Inc.—Delaware

6. Friedman, Billings, Ramsey International, Ltd.—England

7. FBR Investment Services, Inc.—Delaware

8. FBR Investment Management, Inc.—Delaware

9. FBR Fund Advisers, Inc.—Delaware

10. FBR Securitization, Inc.—Delaware

11. MHC I, Inc.—Delaware

12. FNLC Financial Services, Inc.—Delaware

13. First NLC Securitization, Inc.—Delaware

14. First NLC Financial Services, Inc.—Delaware

15. First NLC Financial Services, LLC—Florida

16. FNLC Trust Investments, LLC—Delaware

17. FBR Trust Investments, LLC—Delaware

18. FBR NIM Investments, LLC—Delaware